UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Scott’s Liquid Gold–Inc.

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SCOTT’S LIQUID GOLD-INC.

4880 Havana Street

Denver, Colorado 80239

NOTICE OF ANNUAL MEETING OF

SHAREHOLDERS

To Be Held June 14, 2013

TO OUR SHAREHOLDERS:

The Annual Meeting of Shareholders of Scott’s Liquid Gold-Inc., a Colorado corporation (the “Company”), will be held at 9:00 a.m., Mountain Time, on Friday, June 14, 2013 at the Embassy Suites Hotel, 4444 North Havana Street, Denver, Colorado 80239 for the purpose of considering and acting upon the following:

(1)	The election of five directors;

(2)	An advisory vote to approve executive compensation (say-on-pay);

(3)	An advisory vote on the frequency of say-on-pay votes;

(4)	A non-binding shareholder proposal to implement cumulative voting; and

(5)	Such other matters as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on May 2, 2013 are entitled to notice of and to vote at the meeting.

Important notice regarding availability of proxy materials for the Annual Meeting of Shareholders to be held on June 14, 2013 or any adjournment thereof: The Proxy Statement for the Annual Meeting, the form of proxy and the Annual Report on Form 10-K for the year ended December 31, 2012 are available at the Company’s website at www.scottsliquidgold.com under the “Company & Investor Relations” tab.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Jeffrey R. Hinkle

Corporate Secretary

Denver, Colorado

May 13, 2013

THE FORM OF PROXY IS ENCLOSED. TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE PREPAID, ADDRESSED ENVELOPE. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

i

4880 Havana Street

Denver, Colorado 80239

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 14, 2013

The enclosed proxy is solicited by and on behalf of the Board of Directors (the “Board”) of Scott’s Liquid Gold-Inc., a Colorado corporation (the “Company”), for use at the Company’s Annual Meeting of Shareholders to be held at 9:00 a.m., Mountain Time, on Friday, June 14, 2013 at the Embassy Suites Hotel, 4444 North Havana Street, Denver, Colorado 80239, or any adjournment thereof. This Proxy Statement and the accompanying form of proxy are first being mailed or given to the shareholders of the Company on or about May 15, 2013.

Any shareholder signing and mailing the enclosed proxy may revoke it at any time before it is voted by giving written notice of the revocation to the Company’s Corporate Secretary, by voting in person at the meeting or by filing at the meeting a later executed proxy. If you would like to obtain directions to be able to attend the Company’s Annual Meeting of Shareholders and vote in person, you should contact the Company’s Corporate Secretary by telephone at (303) 576-6140.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

All voting rights are vested exclusively in the holders of the Company’s $0.10 par value common stock. Each share of the Company’s common stock is entitled to one vote. Cumulative voting in the election of directors is not permitted. Holders of a majority of shares entitled to vote at the meeting, when present in person or by proxy, constitute a quorum. On May 2, 2013, the record date for shareholders entitled to vote at the meeting, the Company had 11,201,622 shares of its $0.10 par value common stock issued and outstanding.

When a quorum is present, in the election of directors, those five nominees having the highest number of votes cast in favor of their election will be elected to the Company’s Board. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. With respect to any other matter, unless a greater number of votes are required by law, a matter is approved by the shareholders if the votes cast in favor of the matter exceed the votes cast in opposition. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the vote for such other matters, if any, so long as a quorum is present.

The following persons are the only persons known to the Company who on May 2, 2013, owned beneficially more than 5% of the Company’s common stock, its only class of outstanding voting securities:

Title of Class
Name and Address of Beneficial Owner		Amount and Nature of Beneficial Ownership		Percent of Class
Mark E. Goldstein 4880 Havana Street, Suite 400 Denver, Colorado 80239	Common Stock	2,770,548	(1)(2)	24.7%

Scott’s Liquid Gold-Inc. Employee Stock Ownership Plan 4880 Havana Street, Suite 400 Denver, Colorado 80239	Common Stock	969,405	(3)	8.7%

Title of Class
Name and Address of Beneficial Owner		Amount and Nature of Beneficial Ownership		Percent of Class
Timothy Stabosz 1307 Monroe Street Laporte, IN 46350	Common Stock	764,227	(4)	6.8%

Richard Barone One Chagrin Highlands 2000 Auburn Drive, Suite 300 Cleveland, Ohio 44122	Common Stock	650,000	(5)	5.8%

Polymathes Capital LLC 20 Nassau Street, Suite M Princeton, New Jersey 08542	Common Stock	565,687	(6)	5.1%

(1)	Includes 2,126,473 shares held by the Goldstein Family Partnership, Ltd., a limited partnership of which the general partner is the Goldstein Family Corporation and whose limited partners include Mark E. Goldstein, his children, a sister, and certain other relatives. Mr. Goldstein is the sole director and sole executive officer of the Goldstein Family Corporation, and he owns 100% of the outstanding stock of the Goldstein Family Corporation. Mr. Goldstein has the sole voting and disposition powers with respect to these shares of the Company owned by the Goldstein Family Partnership, Ltd. Also includes 58,083 shares underlying stock options granted by the Company and exercisable within 60 days, and 86,670 shares held by Mr. Goldstein’s two adult and one minor child. Includes 173,600 shares held jointly by Mr. Goldstein and his spouse, and does not include 25,890 shares of the Company’s common stock owned by Mr. Goldstein’s spouse, and 500 shares underlying stock options granted on March 23, 2010 by the Company to Mr. Goldstein’s spouse as an employee and which vest over 48 months, as to which Mr. Goldstein disclaims any beneficial ownership.
(2)	Does not include 140,960 shares held by the Company’s Employee Stock Ownership Plan attributable to Mr. Goldstein’s vested interest in the plan as of December 31, 2012.
(3)	The Trustees administering the Employee Stock Ownership Plan will vote as directed by participants in the plan. Shares with respect to which the Trustees do not receive participant instructions will be voted by the Trustees in accordance with the terms of the plan.
(4)	This information is based on filings by Mr. Stabosz with the Securities and Exchange Commission (the “SEC”).
(5)	This information is based on filings by Mr. Barone with the SEC.
(6)	Polymathes Capital is a Delaware limited liability company that serves as the general partner of Polymathes Founder Fund LP. The members of Polymathes Capital are William J. Golden and John Wachter. This information is based on joint filings by Polymathes Capital and Polymathes Founder Fund with the SEC.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows as of May 2, 2013, the shares of the Company’s common stock beneficially owned by each director, nominee and executive officer of the Company and the shares beneficially owned by all of the directors and executive officers as a group:

Title of Class
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Mark E. Goldstein	2,770,548	(2)(3)(4)	24.7%
Barry J. Levine	34,375	(3)	0.3%
Michael Hyman	2,187		0.0%
Jeffrey R. Hinkle	309,461	(3)(4)(5)	2.8%
Dennis H. Field	66,208	(3)	0.6%
Jeffry B. Johnson	235,072	(3)(6)	2.1%
Gerald J. Laber	70,000	(3)	0.6%
Philip A. Neri	13,750	(3)	0.1%
Mark D. Goodman	0		0.0%
All Directors and executive officers as a group (nine persons)	3,501,601	(3)(4)	31.3%

(1)	Beneficial owners listed have sole voting and disposition power with respect to the shares shown unless otherwise indicated.
(2)	For information regarding Mr. Goldstein’s beneficial ownership of shares, see footnote 1 under the table in “Security Ownership of Certain Beneficial Owners.”
(3)	For each named person, includes the following number of shares underlying stock options granted by the Company and exercisable within 60 days: 58,083 for Mr. Goldstein; 34,375 for Mr. Levine; 2,187 for Mr. Hyman; 49,461 for Mr. Hinkle; 62,708 for Mr. Field; 116,583 for Mr. Johnson; 70,000 for Mr. Laber; 13,750 for Mr. Neri and 407,147 for directors and executive officers as a group.
(4)	Does not include shares owned by the Company’s Employee Stock Ownership Plan under which, at December 31, 2012, Mark E. Goldstein had a vested interest in 140,960 shares and Jeffrey R. Hinkle had a vested interest in 97,072 shares.
(5)	Of Mr. Hinkle’s shares, 260,000 shares are held in a revocable trust of which Mr. Hinkle and his spouse are co-trustees.
(6)	Of Mr. Johnson’s shares, 37,000 are held jointly by Mr. Johnson and his spouse.

There has been no change in control of the Company since the beginning of the last fiscal year, and there are no arrangements known to the Company, including any pledge of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

Because of his beneficial ownership of the Company’s stock and his positions as President, Chief Executive Officer and Chairman of the Board, Mark E. Goldstein may be considered a parent (i.e., a controlling person) of the Company.

PROPOSAL 1: ELECTION OF DIRECTORS

The Company’s Board is being reduced from six directors to five directors as of the date of the annual meeting. Unless authority to vote is withheld, the persons named in the enclosed form of proxy will vote the shares represented by such proxy for the election of the five nominees for director named below. If, at the time of the meeting, any of these nominees shall have become unavailable for any reason to serve as a director, the persons entitled to vote the proxy will vote for such substitute nominee or nominees, if any, as they determine in their discretion. If elected, the nominees for director will hold office until the next annual meeting of shareholders or until their successors are elected and qualified. The nominees for director, each of whom has consented to serve if elected, are as follows:

Name of Nominee and Position in the Company	Age	Director Since	Principal Occupation for Last Five Years
Mark E. Goldstein (Chairman of the Board, President and Chief Executive Officer)	57	1983	Chairman of the Board of the Company since February 2000, President and Chief Executive Officer of the Company since August, 1990, Vice President-Marketing of the Company from 1982 to 1990. Employed by the Company since 1978. Mr. Goldstein was selected as a director for his extensive experience in management, marketing, sales, consumer products and other aspects of the Company’s business.

Barry J. Levine (Chief Operating Officer, Chief Financial Officer and Treasurer)	54		Chief Operating Officer, Chief Financial Officer and Treasurer since 2012. Prior to joining the Company, Mr. Levine was Director of Business Advisory Services at Hein & Associates, LLP, a leading accounting and consulting firm. Prior to that, he served as Chief Executive Officer of LGK Advisors, LLC, a national business advisory firm, from 2008 to 2011. From 2005 to 2008, he served as Senior Vice President, Business Affairs and General Counsel for Cohen Brothers Homes, LLC, a residential homebuilder and real estate developer. Mr. Levine was selected as a director for his extensive management, operational, strategic planning, financial and legal experience.

Gerald J. Laber, CPA	69	2004	President, The Catholic Foundation for the Roman Catholic Church in Northern Colorado from January 2008 through November 2012. Investor and community volunteer since 2000. From 1980 to 2000 partner with Arthur Andersen L.L.P. Currently a director, chair of the audit committee, chair of the compensation committee and member of the nominating and governance committee of Boulder Brands, Inc. (a manufacturer and distributor of heart-healthy food products); currently a director, member of the compensation committee and chair of the audit committee of Allied Motion Technologies; currently a director of two companies (Centennial Specialty Foods Corporation and Qualmark Corporation) which were public reporting companies while Mr. Laber served as a director and which ceased being public reporting companies during the past five years. Formerly, during the past five years, a director and chair of the audit committee of Spectralink Corporation until it was acquired in March 2007 and a director and member of the audit committee of Applied Films Corporation until it was acquired in July 2007. Mr. Laber brings to the Board extensive experience in accounting, financial matters and strategic planning. He is also an audit committee financial expert.

Philip A. Neri	56	2011	Vice President of Sales and Marketing at Barrett-Jackson, where he manages the company’s sponsorship and business development programs, as well as its marketing and merchandising endeavors. Mr. Neri has been with Barrett-Jackson since 2006, serving as Director of Sponsorships and Business Development prior to his promotion to Vice President. Before joining Barrett-Jackson, Mr. Neri was Senior Vice President of Marketing and Sales at Home Fragrance Holdings, where his guidance and innovation led to the revitalization of the company’s sales and marketing program. Prior to Home Fragrance Holdings, Mr. Neri was Senior Vice President of Sales for The Dial Corporation with responsibility for all Dial Corp. products targeting grocery, drug, military and convenience store distribution channels throughout the U.S. Mr. Neri was with The Dial Corporation for 18 years and held numerous sales and management positions throughout the company prior to his promotion to Senior Vice President. Mr. Neri brings to the Board extensive sales and marketing, business development and strategic planning experience.

Mark D. Goodman	44		Chairman and Chief Executive Officer for the Boyers Coffee Company beginning in 2013. Prior to joining the Boyer Coffee Company, Mr. Goodman has served as Chairman for the MG Capital Group since 2007 with a focus on companies in the middle market, from turnarounds and brand re-launches to strategic growth initiatives. From 2009 to 2011, he served as Chief Executive Officer and Chief Restructuring Officer of EZ Lube, LLC. From 2007 to 2009 he served as Executive Vice President and Chief Operating Officer for Save-A-Lot, Inc., where he was responsible for retail operations, licensing development, merchandising, vendor management and supply chain efforts for the 1,200 store chain. Prior to that, Mr. Goodman served as Executive Vice President and Chief Marketing Officer for Walmart/Sam’s Club with responsibilities for marketing, strategic planning and overall ecommerce. Earlier in his career, Mr. Goodman served as Corporate Vice President for the McDonald’s Corporation with responsibility for U.S. strategy. Mr. Goodman brings to the Board extensive management, sales and marketing, business development, strategic planning, operational and brand turnaround experience.

All of the foregoing persons, other than Mr. Levine and Mr. Goodman, are currently directors of the Company. Their positions on standing committees of the Board are shown below under “Directors’ Meetings and Committees.”

There are no family relationships among the executive officers or directors of the Company. There are no arrangements or understandings pursuant to which any of these persons were elected as an executive officer or director.

Vote Required

The five nominees having the highest number of votes cast in favor of their election will be elected to the Company’s Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE DIRECTOR NOMINEES

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

This proposal gives our shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officers. This vote is not intended to address any particular component of any compensation package, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as disclosed under the “Executive Compensation” section of this Proxy Statement. We are providing this vote as required by Section 14A of the Securities Exchange Act of 1934, as amended. Accordingly, we are asking our shareholders to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement under the heading entitled “Executive Compensation.”

The Company’s compensation packages for its executive officers are designed to enable the Company to recruit, retain and motivate its officers, to synchronize executive compensation with the Company’s performance, to motivate executive officers to achieve the Company’s business objectives, to provide performance incentives and minimize undue risk to the Company. The Board of Directors believes that the Company’s approach to compensating its executive officers, as described in this Proxy Statement, effectively accomplishes these objectives.

Vote Required

The say-on-pay proposal is advisory and non-binding. The approval or disapproval of this proposal by shareholders will not require the Board of Directors or the Compensation Committee to take any action regarding the Company’s executive compensation practices. The final decision on the compensation and benefits of the Company’s executive officers and on whether, and if so, how, to address shareholder disapproval remains with the Board and the Compensation Committee. Although the say-on-pay resolution is non-binding, the Board of Directors will review and consider the voting results when making future executive compensation decisions. Our executive compensation will be approved, on an advisory basis, if the votes cast by shareholders in favor of advisory approval exceed those votes cast in opposition of advisory approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE EXECUTIVE COMPENSATION

PROPOSAL 3: ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES

The following proposal gives our shareholders the opportunity to vote, on an advisory basis, on the frequency with which we include in our Proxy Statement an advisory vote to approve or not approve the compensation of our named executive officers. By voting on this proposal, shareholders may indicate whether they prefer that we seek such an advisory vote every one, two, or three years. After careful consideration of this proposal, our Board determined that an advisory vote on executive compensation that occurs every three years is the most appropriate option for the Company and, therefore, recommends that shareholders vote for future advisory votes on executive compensation to occur every three years. In reaching its recommendation, our Board has determined that an advisory vote every three years would permit our compensation programs to be evaluated on a long-term basis and would allow the Company to engage a compensation expert only every three years, which the Board believes is an appropriate use of Company funds given the Company’s size. Further, our Board believes that a well-structured and meaningful compensation program should include plans that increase shareholder value over the long-term and do not focus on short-term awards and that the effectiveness of such plans cannot be adequately evaluated on an annual or biennial basis.

Vote Required

You may cast your vote on your preferred voting frequency by selecting the option of holding an advisory vote on executive compensation “EVERY THREE YEARS,” as recommended by the Board, “EVERY TWO YEARS” or “EVERY ONE YEAR,” or you may “ABSTAIN.” Similar to the effect of your vote for Proposal 2, while we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board or the Compensation Committee. Our Board and the Compensation Committee value the opinions of our shareholders and will consider the outcome of this vote when making future decisions on the frequency with which we will hold an advisory vote on executive compensation.

The choice receiving the greatest number of votes will determine the period of time considered to be approved, on an advisory basis, by our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” A FREQUENCY OF “EVERY THREE YEARS”

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

The Board is actively involved in assessing and managing risks that could affect the Company. Part of the Board’s role is to periodically assess the processes utilized by management with respect to risk assessment and risk management, including identification by management of the primary risks of the Company’s business, and the implementation by management of appropriate systems to deal with such risks. The Board fulfills these responsibilities either directly, through delegation to committees of the Board, or, as appropriate, through delegation to individual directors. When the Board determines to delegate any risk management oversight responsibilities, typically such delegation is made to the standing committees of the Board.

Mr. Goldstein serves as both the Chairman of the Board and the Chief Executive Officer of the Company. The Company believes this is appropriate in light of Mr. Goldstein’s significant experience and leadership roles with the Company, and his in-depth knowledge of consumer products and the Company’s management, marketplace, customers, marketing, sales and strategic vision. The Company further believes Mr. Goldstein’s effectiveness in promoting the Company’s products and forming new business relationships is significantly enhanced by his role as both Chairman of the Board and Chief Executive Officer. The Board does not have a lead independent director.

EXECUTIVE OFFICERS

The Company has four executive officers. They are Mr. Goldstein, Mr. Levine, Mr. Hyman and Mr. Hinkle. Information regarding Mr. Goldstein and Mr. Levine is stated above under “Nominees.” Information concerning Mr. Hinkle and Mr. Hyman is as follows:

Mr. Hinkle, 59, has served as Executive Vice President of Corporate Development since August 2011, previously serving as Vice President-Marketing and Sales of the Company since February 2000. Mr. Hinkle has been employed by the Company since 1981.

Mr. Hyman, 57, has been employed by the Company as Senior Vice President of Sales beginning in 2013. Prior to joining the Company, Mr. Hyman served as an independent sales and marketing consultant from August 2012 through December 2012, Vice President of Sales OOK Division for the Hillman Group from December 2011 through July 2012, and Vice President of Sales for Impex Systems Group from August 2007 through December 2011.

The officers of the Company are elected annually at the first meeting of the Company’s Board held after each annual meeting of shareholders and serve at the pleasure of the Board.

DIRECTORS’ MEETINGS AND COMMITTEES

During the year ended December 31, 2012, the Company had four regular Board meetings, seven special Board meetings by conference call, and four regular Audit Committee meetings. No member of the Board attended fewer than 75% of the meetings of the Board or of committees for which such member served during 2012. Although the Company is not listed on the NASDAQ, the Board has elected to use the NASDAQ’s independence standards. During 2012, Mr. Field, Mr. Johnson, Mr. Laber, and Mr. Neri satisfied the NASDAQ independence standards. Following the annual meeting, of the five members of the Board, the directors meeting the NASDAQ independence standards will be Mr. Goodman, Mr. Laber and Mr. Neri.

Compensation Committee

The primary responsibilities of the Compensation Committee include, without limitation, reviewing the development of a compensation philosophy for the Company, reviewing the compensation packages for executive officers and engaging and overseeing compensation consultants and advisers. The Compensation Committee may not delegate its authority. The Compensation Committee operates under resolutions adopted by the Board of Directors that may constitute a charter, a copy of which is attached hereto as Appendix A. The Compensation Committee consists of three directors, each of whom is an independent director as defined under the NASDAQ rules. During 2012, the members of the Compensation Committee were Mr. Field (Chairperson), Mr. Laber and Mr. Neri. Following the annual meeting, Mr. Goodman will serve on the Compensation Committee with Mr. Laber and Mr. Neri, who will replace Mr. Field as the Chairperson.

In making decisions regarding executive compensation, the Compensation Committee requests the comments of the Chief Executive Officer and the other executive officers about their compensation and considers a number of factors. In determining the executive compensation in 2011 and 2012, the Committee considered, among other things, the following matters:

Overview

•	The objectives of the Company’s compensation program;

•	What the compensation program is designed to reward;

•	Each element of the compensation;

•	How the Company determines the amount (and, where applicable, the formula) for each element; and

•	How each compensation element and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives and affect decisions regarding other elements.

Specific Factors

•	Services performed and time devoted to the Company by the executive;

•	Amounts paid to executives in comparable companies;

•	The size and complexities of the Company’s business;

•	Successes achieved by the executive;

•	The executive’s abilities;

•	The executive’s tenure;

•	The Company’s financial results;

•	Prevailing economic conditions;

•	Compensation paid to other employees of the Company; and

•	The amount previously paid to the executive.

The Compensation Committee previously determined that an outside consultant on compensation matters should be used periodically to provide information about the compensation paid to the Company’s executive officers compared to compensation paid by other companies. This is only one factor among many considered by the Compensation Committee. In 2011, the Compensation Committee engaged the Harlon Group to provide this type of market analysis. The report from the Harlon Group compared each element of the Company’s compensation for the executive officers to a peer group of 10 companies developed by the Harlon Group. Peer Group Companies determined by the Harlon Group were: United-Guardian, Inc.; Electromed, Inc.; Forward Industries, Inc.; The Female Health Company; Universal Security Instruments, Inc.; Ocean Bio-Chem, Inc.; Heelys, Inc.; People’s Liberation, Inc.; Talon International, Inc.; and MOD-PAC Corp. This report showed that the total direct compensation levels for the Company’s executive officers for 2010 were below the median of total direct compensation for executives of the peer group companies.

The Compensation Committee also determines the fees paid to the non-employee directors. The fees for the non-employee directors result from discussions between the executive officers and each of the non-employee directors as to a reasonable amount.

Audit Committee

The Audit Committee’s primary responsibilities include appointing the independent auditor for the Company, pre-approving all audit and non-audit services, and assisting the Board in monitoring the integrity of the financial statements of the Company, the independent auditor’s qualifications, independence and performance and the Company’s compliance with legal requirements. The Audit Committee operates under a written charter adopted by the Board, a copy of which has been filed with the SEC and is available at the Company’s website at www.scottsliquidgold.com. During 2012 the members of the Audit Committee were Mr. Laber (Chairperson), Mr. Field and Mr. Neri. Following the annual meeting, Mr. Goodman will replace Mr. Field on the Audit Committee. Each member of the Audit Committee is an independent director as defined in the NASDAQ rules. Mr. Laber has the professional experience deemed necessary to qualify as an audit committee financial expert under rules of the SEC. The Audit Committee had four meetings during 2012.

DIRECTOR NOMINATION PROCESS

The Board of the Company does not have a nominating committee. The full Board performs the functions of a nominating committee. The Board believes that it does not need a separate nominating committee because the full Board is relatively small, has the time to perform the functions of selecting Board nominees and in the past has acted unanimously in regard to nominees.

In considering an incumbent director whose term of office is to expire, the Board reviews the director’s overall service during the person’s term, the number of meetings attended, level of participation and quality of performance. In the case of new directors, the directors on the Board are asked for suggestions as to potential candidates, discuss any candidates suggested by a shareholder of the Company and apply the criteria stated below. The Company may engage a professional search firm to locate nominees for the position of director of the Company. However, to date the Board has not engaged professional search firms for this purpose. A selection of a nominee by the Board requires a majority vote of the Company’s directors.

The Board seeks candidates for nomination to the position of director who have excellent decision-making ability, business experience, particularly those relevant to consumer products, personal integrity and a high reputation, diverse backgrounds and who meet such other criteria as may be set forth in a writing adopted by a majority vote of the Board. While the Board values a diversity of viewpoints and backgrounds, it does not have a formal policy regarding the consideration of diversity in identifying director nominees.

Pursuant to a policy adopted by the Board, the directors will take into consideration a director nominee submitted to the Company by a shareholder; provided that the shareholder submits the director nominee and reasonable supporting material concerning the nominee by the due date for a shareholder proposal to be included in the Company’s Proxy Statement for the applicable annual meeting as set forth in Section 2.14 of the Company’s Bylaws and the rules of the SEC then in effect. See “Shareholder Proposals and Director Nominations” below.

DIRECTOR ATTENDANCE AT COMPANY ANNUAL MEETINGS

The Company does not have a policy regarding attendance by members of the Board at the Company’s annual meeting of shareholders. The Company has always encouraged its directors to attend its annual meeting. All directors attended the Company’s most recent annual meeting of shareholders.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Historically, the Company has not had a formal process for shareholder communications with the Board. The Company does not believe a formal process for handling shareholder communications is necessary because the Board reviews and considers all material communications from shareholders.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has a Code of Business Conduct and Ethics that reflects long-standing positions of the Company and contains additional provisions that address the Company’s expectations relating to ethical business conduct. The Code applies to all employees, including executive officers, and to directors. The Code concerns, among other things, compliance with applicable law, the avoidance of conflicts of interest, trading restrictions imposed on persons who are aware of material non-public information, a prohibition on taking corporate opportunities, competing fairly and honestly, diversity as an asset, the Company’s efforts to provide a safe and healthful work environment, recordkeeping, confidentiality, proper use of Company assets and payments to government personnel. A copy of the Code of Business Conduct and Ethics may be obtained free of charge upon request to: Corporate Secretary, Scott’s Liquid Gold–Inc., 4880 Havana Street, Suite 400, Denver, Colorado 80239. The Code is also available at the Company’s website at www.scottsliquidgold.com.

EXECUTIVE COMPENSATION

The following Summary Compensation Table shows the annual and other compensation of the Chief Executive Officer and all other executive officers of the Company during the year ended December 31, 2012, for services in all capacities provided to the Company and its subsidiaries for the past two years. The Company’s compensation packages to the executive officers, as determined by the Compensation Committee, are designed to enable the Company to recruit, retain and motivate a talented and diverse group of people who contribute to the Company’s success. The packages are also intended to synchronize executive compensation with the Company’s performance, motivate executive officers to achieve the Company’s business objectives, provide performance incentives and minimize undue risk to the Company. The Company’s Chief Executive Officer provides input on determining and recommending compensation packages of the executive officers other than himself.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary $	Bonus $(1)	Stock Awards $	Option awards $	Non-equity incentive plan compensation $	Non-qualified deferred compensation earnings $	All Other Compensation ($)(2)	Total $
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mark E. Goldstein	2012	342,000	—	—	—	—	—	40,196	382,196
Chairman of the Board, President and Chief Executive Officer	2011	342,000	—	—	—	—	—	53,414	395,414

Jeffrey R. Hinkle	2012	192,375	—	—	—	—	—	22,104	214,479
Executive Vice President of Corporate Development and Corporate Secretary	2011	192,375	—	—	—	—	—	25,742	218,117

Dennis P. Passantino	2012	133,561	—	—	—	—	—	17,198	150,759
Vice President – Operations(3)	2011	165,375	—	—	—	—	—	19,324	184,699

Barry J. Levine	2012	157,116	—	—	24,000	—	—	14,953	196,069
Chief Operating Officer, Chief Financial Officer and Treasurer(4)(5)

(1)	There was no bonus plan for our executive officers for 2012 and 2011.
(2)	Certain details for “All Other Compensation” for 2012 and 2011 are summarized in the table below.
(3)	Mr. Passantino’s service as Vice President – Operations terminated effective October 12, 2012.
(4)	Mr. Levine began his service as Chief Operating Officer, Chief Financial Officer and Treasurer on February 27, 2012.
(5)	Amounts shown in the column “Option Awards” are the aggregate grant date fair value of stock options granted in 2012, computed in accordance with ASC 78. For information on the valuation assumptions for the stock options, please refer to Note 1 of the Company’s Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the SEC on March 29, 2013 and included with this Proxy Statement. These amounts do not necessarily correspond to the actual value that may be recognized by the officers in the future.

	Mark E. Goldstein		Jeffrey R. Hinkle
	2012	2011	2012	2011
Automobile lease/allowance (a)	$9,081	$9,081	$7,716	$7,716
Income taxes on automobile lease/allowance (a)	6,890	6,890	5,430	5,440
Other automobile expenses	2,032	1,190	626	925
Memberships	4,000	7,616	—	—
Life insurance	4,150	5,052	1,092	1,814
Income taxes on life insurance	3,150	3,833	770	1,280
Medical plan (b)	4,671	15,080	1,483	3,580
Disability insurance	4,672	4,672	4,987	4,987
Other	1,550	—	—	—

Total other compensation	$40,196	$53,414	$22,104	$25,742

	Dennis P. Passantino		Barry J. Levine
	2012	2011	2012	2011
Automobile lease/allowance (a)	$4,960	$5,951	$6,500	$—
Income taxes on automobile lease/allowance (a)	3,490	4,195	4,930	—
Other automobile expenses	1,047	661	—	—
Memberships	—	—	—	—
Life insurance	—	1,245	—	—
Income taxes on life insurance	—	876	—	—
Medical plan (b)	4,917	3,056	1,547	—
Disability insurance	2,784	3,340	1,976	—
Other	—	—	—	—

Total other compensation	$17,198	$19,324	$14,953	$—

(a)	The Company provides funds needed, plus an amount to pay resulting income taxes, to each executive officer. In the case of Mr. Passantino and Mr. Goldstein, the amounts shown for 2012 and 2011 represent the lease value, and income tax on that value, for his use in 2012 and 2011 of a vehicle leased by the Company. In the case of Mr. Hinkle, the amount shown for 2012 and 2011 represents a provision for his use of his personally-owned vehicle. In the case of Mr. Levine, the amount shown for 2012 represents a provision for use of his personally-owned vehicle.
(b)	In addition to group life, health, hospitalization and medical reimbursement plans which are generally available to all employees, the Company has adopted a plan which provides for additional medical coverage of not more than $50,000 per year for each of the Company’s executive officers.

STOCK PLANS

Executive officers and non-employee directors of the Company are eligible to receive stock awards under the Company’s 2005 Stock Incentive Plan as amended, which expires on March 31, 2015. The number of shares authorized under the 2005 Plan is 3,000,000 shares of common stock. The 2005 Plan provides for the issuance of stock awards consisting of incentive and non-qualified stock options, stock appreciation rights, restrictive stock or restrictive stock units. Eligible persons under the 2005 Plan are full-time and part-time employees, non-employee directors and consultants. Under the 2005 Plan, stock awards vest upon a change in control. All options granted in or prior to 2006 were 100% vested on the date of grant. Options granted after 2006 including those granted to date in 2012 vest 1/48 of the shares subject to the options each month after the date of grant and vest fully upon a change in control. The Company’s 1998 Stock Option Plan expired on November 8, 2008 and had covered 1,100,000 shares of common stock with 124,000 options that remained outstanding at December 31, 2012. The terms of the 1998 Plan are similar to those of the 2005 Plan.

Option Grants in 2012

On March 14, 2012, the Company’s Board granted a five-year option, effective on that date, for a total of 100,000 shares of common stock to Mr. Levine at an exercise price of $0.24 per share, representing 120% of the closing market price on March 14, 2012. On November 8, 2012, the Company’s Board granted a five-year option, effective on that date, for a total of 25,000 shares of common stock to a non-executive employee at an exercise price of $0.17 per share, representing 120% of the closing market price on November 8, 2012.

Option Grants in 2011

On August 9, 2011, the Company’s Board granted a five-year option, effective on that date, for a total of 30,000 shares of common stock to Mr. Neri at an exercise price of $0.37 per share, representing 120% of the closing market price on August 9, 2011.

The following table summarizes information with respect to each person’s outstanding stock options at December 31, 2012.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012
	Option Awards						Stock Awards
Name (a)	Number of securities underlying unexercised options # Exercisable (b)		Number of securities underlying unexercised options # Unexercisable (c)	Equity incentive plan awards: Number of securities underlying unexercised unearned options # (d)	Option exercise price $ (e)	Option expiration date (f)	Number of shares or units of stock that have not vested # (g)	Market value of shares or units of stock that have not vested $ (h)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested # (i)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested $ (j)
Mark E. Goldstein	70,500	(1)	0	—	0.19	Nov. 27, 2013	—	—	—	—
	51,667	(2)	28,333	—	0.24	May 12, 2015	—	—	—	—
	29,167	(3)	20,833	—	0.25	Aug. 09, 2015	—	—	—	—
	9,200	(4)	9,200	—	0.22	Dec. 13, 2015	—	—	—	—
Jeffrey R. Hinkle	79,000	(1)	0	—	0.17	Nov. 27, 2013	—	—	—	—
	51,667	(2)	28,333	—	0.22	May 12, 2015	—	—	—	—
	29,167	(3)	20,833	—	0.23	Aug. 09, 2015	—	—	—	—
	9,200	(4)	9,200	—	0.20	Dec. 13, 2015	—	—	—	—
Dennis P. Passantino	57,000	(5)	0	—	0.55	Feb. 25, 2013	—	—	—	—
	8,000	(1)	0	—	0.17	Nov. 27, 2013	—	—	—	—
	51,667	(2)	28,333	—	0.22	May 12, 2015	—	—	—	—
	2,917	(3)	2,083	—	0.23	Aug. 09, 2015	—	—	—	—
	9,200	(4)	9,200	—	0.20	Dec. 13, 2015	—	—	—	—
Barry J. Levine	18,750	(6)	81,250	—	0.24	Mar. 13, 2017	—	—	—	—

(1)	These options were granted on November 28, 2008 and vest 1/48 per month from the date of grant.
(2)	These options were granted on May 13, 2010 and vest 1/48 per month from the date of grant.
(3)	These options were granted on August 10, 2010 and vest 1/48 per month from the date of grant.
(4)	These options were granted on December 14, 2010 and vest 1/48 per month from the date of grant.
(5)	These options were granted on February 26, 2008 and vest 1/48 per month from the date of grant.
(6)	These options were granted on March 14, 2012 and vest 1/48 per month from the date of grant.

BONUS PLAN

No bonus plan was in place for executive officers during 2012 or 2011. Effective for 2013, the Board has approved a bonus plan whereby the Chief Executive Officer and the Chief Operating Officer may each earn a bonus equal to up to a maximum of 30% of their respective salaries upon the Company’s achievement of net income targets established by the Compensation Committee.

COMPENSATION OF DIRECTORS

Two directors, Mr. Goldstein and Mr. Hinkle, are full-time executive officers of the Company and received no additional compensation for their service as a director. Mr. Field, Mr. Johnson, Mr. Laber and Mr. Neri were non-employee directors. The Company compensated Messrs. Field, Johnson and Neri at a rate of $1,125 per month for their service as directors, and compensated Mr. Laber at a rate of $1,250 per month for his service as a director and Chair of the Audit Committee. In addition, directors are eligible for option award grants under the

Company’s 2005 Stock Incentive Plan. The following table shows the annual and other compensation of the non-employee directors at December 31, 2012 for services to the Company for 2012.

DIRECTOR COMPENSATION FOR 2012
Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Non-Qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (j)
Dennis H. Field	13,500	0	0	0	0	0	13,500
Jeffry B. Johnson	13,500	0	0	0	0	0	13,500
Gerald J. Laber	15,000	0	0	0	0	0	15,000
Philip A. Neri	13,500	0	0	0	0	0	13,500

The following table summarizes information with respect to each non-employee director’s outstanding stock options at December 31, 2012:

	Outstanding Options at December 31, 2012
Name	Number of Securities Underlying Unexercised Options # Exercisable		Number of Securities Underlying Unexercised Options # Unexercisable	Option Exercise Price $	Option Expiration Date
Dennis H. Field	45,000	(1)	0	0.17	Nov. 27, 2013
	14,583	(2)	10,417	0.23	Aug. 09, 2015
Jeffry B. Johnson	42,000	(3)	0	0.55	Feb. 25, 2013
	8,000	(1)	0	0.17	Nov. 27, 2013
	51,667	(4)	28,333	0.22	May 12, 2015
	29,167	(2)	20,833	0.23	Aug. 09, 2015
	9,200	(5)	9,200	0.20	Dec. 13, 2015
Gerald J. Laber	28,750	(6)	1,250	0.17	Feb. 23, 2014
	17,500	(2)	12,500	0.23	Aug. 09, 2015
	15,000	(5)	15,000	0.20	Dec. 13, 2015
Philip A. Neri	10,000	(7)	20,000	0.37	Aug. 18, 2016

(1)	These options were granted on November 28, 2008 and vest 1/48 per month from the date of grant.
(2)	These options were granted on August 10, 2010 and vest 1/48 per month from the date of grant.
(3)	These options were granted on February 26, 2008 and vest 1/48 per month from the date of grant.
(4)	These options were granted on May 13, 2010 and vest 1/48 per month from the date of grant.
(5)	These options were granted on December 14, 2010 and vest 1/48 per month from the date of grant.
(6)	These options were granted on February 24, 2009 and vest 1/48 per month from the date of grant.
(7)	These options were granted on August 19, 2011 and vest 1/48 per month from the date of grant.

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2012.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,387,350	$0.25	1,570,650
Equity compensation plans not approved by security holders	0	0	0
Total	1,387,350	$0.25	1,570,650

PROPOSAL 4: SHAREHOLDER PROPOSAL

Ms. Shirley Deutsch, located at 7000 Boulevard East – 128C, Guttenberg, NJ 07093, is a shareholder of the Company and has submitted the following precatory, non-binding shareholder proposal for consideration at the upcoming annual meeting. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below exactly as the Company received it. Following the proposal, we explain why our Board of Directors recommends a vote “against” the proposal.

Proponent’s Resolution

RESOLVED:

That the shareholders of Scott’s Liquid Gold Inc. urge its Board of Directors to promptly and clearly take action (including the prompt scheduling of any needed shareholder votes) to amend Section 2.16 of the Bylaws of Scott’s Liquid Gold Inc. adopted by its Board of Directors on July 13, 2011 and other relevant corporate documents (including the Articles of Incorporation, if necessary) to mandate cumulative voting for Directors.

STATEMENT IN SUPPORT

Cumulative Voting is defined in the website of the Securities and Exchange Commission as “ …. a type of voting process that helps strengthen the ability of minority shareholders to elect a director. This method allows shareholders to cast all of their votes for a single nominee for the board of directors when the company has multiple openings on its board.”

The financial performance of the company has been unsatisfactory for many years. The Scott’s Liquid Gold Annual Reports from 2001 and 2011 show that, in those 10 years:

Net Sales of all products were DOWN approximately 35%

Number of Employees was DOWN approximately 45%

Stockholders Equity was DOWN approximately 45%

High Annual Stock Price was DOWN approximately 44%

Cash and Equivalents (including Investment Securities) was DOWN approximately 82%

Advertising Expenditures were DOWN approximately 79%

These results suggest that fresh voices are needed on the Board of Directors. The adoption of cumulative voting could increase the likelihood that badly needed viewpoints, possibly by investors who have acquired shares by significant open market purchases, rather than by grants of stock options, become members of the Board of Directors for the benefit of all stockholders.

Board of Directors Response

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 4 FOR THE FOLLOWING REASONS:

•

The Board of Directors does not believe that cumulative voting is in the best interests of the Company or its shareholders. The Company’s present voting system, which is like that of a majority of publicly traded companies, provides that each share of common stock is entitled to one vote for each nominee for director. This system allows all shareholders to vote on the basis of their share ownership. The

Board of Directors believes this voting system is the fairest and the most likely to produce an effective board of directors that will represent the interests of all of the Company’s shareholders.

•

The Company and Board of Directors strongly believe that every director should represent the shareholders as a whole. In contrast, cumulative voting would permit shareholders representing a comparatively small number of shares to elect a director, possibly resulting in the election of directors who advocate for the positions of the small groups of shareholders responsible for their election rather than positions which are in the best interests of the Company as a whole and all its shareholders.

•

The presence on the Board of Directors of directors who were elected by, and are beholden to, small constituencies of shareholders and who advocate for the special interests of those constituencies could create partisanship and divisiveness among the members of the Board of Directors and impair the Board’s ability to operate effectively as a governing body, to the detriment of the Company and all its shareholders.

•

Under Colorado law, every member of the Board of Directors is obligated to represent all shareholders of a corporation fairly and equally. The Company’s current voting system encourages each director’s sense of responsibility towards all our shareholders without special commitments or loyalties and thereby promotes compliance with director fiduciary duty obligations. As discussed above, a cumulative voting standard would have the opposite effect.

•

The Company has an effective governance and nominating process in place to ensure that each year it nominates a Board of Directors which represents all shareholders. Pursuant to the Company’s Bylaws, a shareholder may recommend or nominate candidates for election to the Board of Directors. See “Shareholder Proposals” in this Proxy Statement and Section 2.14 in the Company’s Bylaws for additional information regarding how you may recommend or nominate a director.

•

The current Board of Directors is committed to continuing its strong oversight of management and progressive corporate governance practices, which include safeguards to shareholder representation and director independence such (i) as an annually elected Board (as opposed to a “classified” board in which directors hold office for terms of longer than one year), (ii) a majority of independent directors on the Board, (iii) key Board Committees composed exclusively of independent directors, and (iv) transparent corporate governance guidelines and committee charters.

•	The same proposal was presented at the 2012 Annual Meeting of Shareholders and was defeated by the following vote: 6,253,676 votes against; 1,358,441 votes for; and 25,243 abstentions.

•

The proponent of this proposal has offered no evidence that cumulative voting would produce more qualified or effective board of directors or that it would enhance the financial performance or competitive position of the Company. Accordingly, the Board of Directors believes the present method of voting best promotes the election of directors who will represent the interests of our shareholders as a whole.

Vote Required

The shareholder proposal is precatory and non-binding. The Company will not be required to take any action in response to the vote on the proposal. Because the implementation of cumulative voting would require an amendment to the Company’s Articles of Incorporation, if the Board determined to adopt a cumulative voting standard on a voluntary basis, the Company would first need to submit to shareholders a proposal to amend the Articles of Incorporation at a subsequent meeting of shareholders.

FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL

CERTAIN TRANSACTIONS

The Company has indemnification agreements with each of its directors and executive officers. These agreements provide for indemnification and advancement of expenses to the full extent permitted by law in connection with any proceeding in which the person is made a party because the person is a director or officer of the Company. They also state certain procedures, presumptions and terms relevant to indemnification and advancement of expenses.

SECTION 16 REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and beneficial owners of more than 10% of the outstanding shares of the Company to file with the SEC reports regarding changes in their beneficial ownership of shares in the Company. To the Company’s knowledge, based solely upon review of Forms 3, 4 and 5, and amendments thereto furnished to the Company, there was full compliance with all Section 16(a) filing requirements applicable to those persons for reports filed in 2012.

COMPANY ACCOUNTANTS

General

EKS&H LLLP served as the Company’s independent auditors for the fiscal year ended December 31, 2012 and has been selected by the Audit Committee of the Board as the Company’s independent auditors for the fiscal year ending December 31, 2013. EKS&H LLLP has been the Company’s independent auditors since June 2003. A representative of EKS&H LLLP is expected to be present at the Annual Meeting of Shareholders and to have the opportunity to make a statement if the representative so desires. Such representative also is expected to be available to respond to appropriate questions at that time. The selection of EKS&H LLLP as the Company’s independent auditors for the fiscal year ending December 31, 2013 will not be submitted for a vote at the Annual Meeting of Shareholders, which is consistent with the Company’s prior governance practices.

Report of Audit Committee

March 19, 2013

To the Board of Scott’s Liquid Gold-Inc.:

We have reviewed and discussed with management the Company’s audited financial statements. We have discussed with EKS&H LLLP, its independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol.1, AU Section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) Rule 3200T. We have received and reviewed the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and filed with the SEC.

The Audit Committee is composed of the three directors named below, all of whom are independent directors as defined in Rule 4200(a)(15) of the NASDAQ Stock Market listing standards.

The Board has adopted a written charter for the Audit Committee.

Submitted by the members of the Audit Committee of the Board.

Gerald J. Laber, Chairman

Dennis H. Field

Philip A. Neri

The preceding information under the caption “Report of Audit Committee” shall be deemed to be “furnished” but not “filed” with the SEC.

Disclosure of Auditor Fees

The following is a description of the fees billed to the Company by its independent auditor (EKS&H LLLP ) for each of the years ended December 31, 2012 and 2011.

Audit and Non-Audit Fees	2012	2011
Audit fees	$69,261	$75,500
Audit-related fees	0	2,147
Tax fees	16,281	2,500
All other fees	0	0

Total	$85,542	$80,147

Audit fees are for the audit of the Company’s annual financial statements and the review of the Company’s Annual Report on Form 10-K. Audit-related fees include required review of certain filings with the SEC, issuance of consents, review of correspondence between the Company and the SEC and services concerning internal controls. Tax fees primarily include tax compliance, tax advice, including the review of, and assistance in the preparation of, federal and state tax returns.

Policy on Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent public accountants. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services. The Audit Committee has delegated limited pre-approval authority to its chairperson. The chairperson is required to report any decisions to pre-approve such services to the full Audit Committee at its next meeting. All of the audit and non-audit services disclosed in the table above were pre-approved by the Audit Committee.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholder proposals for inclusion in the Company’s proxy materials relating to the next annual meeting of shareholders must be received by the Company on or before January 15, 2014. Shareholder director nominations and shareholder proposals to be presented at the annual meeting pursuant to our bylaws must be received by the Company on or before February 14, 2014. Persons named in the proxy solicited by the Board of the Company for its year 2014 annual meeting of shareholders may exercise discretionary authority on any proposal presented by a shareholder of the Company at that meeting if the Company has not received notice of the proposal by the dates specified above.

Shareholder Proposals

A shareholder proposal will only be considered at an annual meeting of the shareholders if such proposal is properly brought before the meeting pursuant to Section 2.13 of the Company’s Bylaws or if such proposal is properly made in accordance with Rule 14-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) and included in the notice of meeting given by the Board.

To bring a proposal before an annual meeting, a shareholder must (i) be a shareholder of record both at the time of giving notice and at the time of the meeting, (ii) be entitled to vote at the meeting, and (iii) comply with the requirements of Section 2.13 as to such business.

For a proposal to be properly brought by a shareholder, the shareholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Company at the principal office of the Company and (ii) provide any updates or supplements to such notice as required by Section 2.13. To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the principal office of the Company not less than 120 days nor more than 150 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the shareholder to be timely must be so delivered, or mailed and received, not later than the later of (i) 90 days prior to such annual meeting, or (ii) the date that is 10 days after the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”).

To be in proper form, a shareholder’s notice must set forth certain information as described in the Bylaws regarding (i) the proposing shareholder, beneficial owner of the shares, if different from the shareholder, the shareholder’s affiliates and any person acting in concert with the shareholder (collectively, a “Proposing Person”), and (ii) any proxy arrangements, “synthetic equity interests,” “stock borrowing arrangements,” performance fees related to any increase or decrease in the price or value of the Company’s shares, other persons responsible for formulating or involved in the decision to bring the proposal before the meeting, and any other information relating to the Proposing Person that would be required to be disclosed in a Proxy Statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act.

Additionally, as to each item of business that the shareholder proposes to bring before the annual meeting, the shareholder’s notice must set forth: (i) a reasonably brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (iii) a reasonably detailed description of all agreements, arrangements and understandings (a) between or among any of the Proposing Persons or (b) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business.

The shareholder providing notice of a proposal to be brought before an annual meeting is responsible for further updating and supplementing the information previously provided to the Company in connection with the proposal so that the information provided or required to be provided is true and correct as of the record date of the annual meeting and through the date of the meeting or any adjournment or postponement thereof.

No business may be brought by a shareholder before an annual meeting other than in compliance with Section 2.13 of the Company’s bylaws.

Shareholder Director Nominations

To nominate a person for election to the Board at a meeting, a shareholder must (i) be a shareholder of record both at the time of giving the notice provided for in Section 2.14 of the Company’s Bylaws and at the time of the meeting, (ii) be entitled to vote at the meeting, and (iii) comply with the requirements of Section 2.14 as to such nomination.

For a shareholder to make any nomination of a person for election to the Board at an annual meeting, the shareholder must (i) provide Timely Notice (as defined above) thereof in writing and in proper form to the Secretary of the Company at the principal office of the Company and (ii) provide any updates or supplements to such notice as required by Section 2.14.

To be in proper form, a shareholder’s notice to the Secretary of the Company must set forth certain information as described in the Bylaws regarding (i) the nominating shareholder, beneficial owner of the shares, if different from the shareholder, the shareholder’s affiliates and any person acting in concert with the shareholder (collectively, a “Nominating Person”), and (ii) any proxy arrangements, “synthetic equity interests,” “stock borrowing arrangements,” performance fees related to any increase or decrease in the price or value of the Company’s shares, other persons responsible for formulating or involved in the decision to bring the proposal before the meeting, and any other information relating the Nominating Person that would be required to be disclosed in a Proxy Statement or other filing required to be made in connection with solicitations of proxies or consents by such Nominating Person in support of the election of directors in a contested election pursuant to Section 14(a) of the Exchange Act.

Additionally, as to each person whom a Nominating Person proposes to nominate for election as a director, (i) all information with respect to such proposed nominee that would be required to be set forth in a shareholder’s notice pursuant to Section 2.14 if such proposed nominee were a Nominating Person, (ii) all information relating to such proposed nominee that is required to be disclosed in a Proxy Statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected), (iii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any Nominating Person, on the one hand, and each proposed nominee, his or her respective affiliates and associates and any other persons with whom such proposed nominee (or any of his or her respective affiliates and associates) is acting in concert, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K (or any successor regulations) if such Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, and (iv) a completed and signed questionnaire, representation and agreement as provided in Section 2.14.

The Company may also require any proposed nominee to furnish such other information (i) as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company in accordance with the Company’s corporate governance guidelines or (ii) that could be material to a reasonable shareholder’s understanding of the independence or lack of independence of such proposed nominee.

Any nominee for election to the Board must meet certain qualification criteria. A proposed nominee must (i) be capable of demonstrating to the reasonable satisfaction of Board or a committee thereof, in its sole discretion, an understanding of basic financial statements, (ii) be over 21 years of age, (iii) have relevant business experience (taking into account the business experience of the other directors) and high moral character, in each case as determined by the Board or a committee thereof, in its sole discretion, and (iv) satisfy such other criteria for service on the Board as may be set forth from time to time by the Company.

The shareholder providing notice of a nomination of a person for election to the Board is responsible for further updating and supplementing the information previously provided to the Company in connection with the proposal so that the information provided or required to be provided in such request or demand is true and correct as of the record date of the annual meeting and through the date of the meeting or any adjournment or postponement thereof.

No person may be nominated by a shareholder for election to the Board unless nominated in accordance with Section 2.14 of the Company’s Bylaws.

2012 ANNUAL REPORT ON FORM 10-K

Shareholders who wish to obtain, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 in the form filed with the SEC should address a written request to Corporate Secretary, Scott’s Liquid Gold-Inc., 4880 Havana Street, Suite 400, Denver, Colorado 80239. The Company’s annual report to shareholders consists of such Form 10-K and accompanies this Proxy Statement.

SOLICITATION OF PROXIES

The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by mail, proxies may be solicited by officers and other regular employees of the Company by telephone, e-mail, telegraph or by personal interview for which employees will not receive additional compensation. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of the shares held of record by such persons, and the Company may reimburse such persons for reasonable out-of pocket expenses incurred by them in so doing.

OTHER BUSINESS

Except as discussed in this Proxy Statement, there are no other matters that the Board of Directors intends to present for action at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, or if a person named as a Company nominee for election as a Director should decline or be unable to serve, the persons named as proxy holders are authorized to vote the shares according to their discretion. If the Chairman of the Annual Meeting determines that any matter is not properly brought before the Annual Meeting, the Chairman will announce this at the Annual Meeting and the matter will not be considered.

The Company has received notification that two shareholders of the Company, Mr. Michael Deutsch and Mr. Timothy Stabosz, intend to bring an aggregate of five proposals from the floor of the Annual Meeting (collectively, the “Floor Proposals”). Such proposals may include:

•	From Mr. Deutsch, a non-binding proposal to urge the Board of Directors to take action to separate the positions and functions of Chairman of the Board of Directors and Chief Executive Officer.

•	From Mr. Deutsch, a repeal of Section 2.13 of the Company’s Bylaws regarding advance notice of shareholder proposals.

•	From Mr. Deutsch, a repeal of Section 2.14 of the Company’s Bylaws regarding shareholder nomination of candidates for election to the Board of Directors.

•	From Mr. Deutsch, a non-binding proposal to urge the Board of Directors to not issue stock options at less than the most recent quarterly calculation of shareholders’ equity per share.

•

From Mr. Stabosz, a proposal to require the Board of Directors establish a Special Committee, for the express purpose of “shopping” the Company, soliciting bids to sell the Company in whole or in part, and otherwise seeking to maximize shareholder value.

The Board of Directors has not endorsed any of the Floor Proposals and does not believe they would be in the best interests of the Company or its shareholders. Therefore, the Board of Directors strongly urges any shareholders who attend the Annual Meeting to vote against the Floor Proposals if they are properly presented at the Annual Meeting by Mr. Deutsch or Mr. Stabosz. Additionally, it is the intention of the persons named as proxies in the accompanying form of proxy to exercise their discretionary authority to vote against each of the Floor Proposals if they are properly presented at the Annual Meeting. If any other matter requiring a vote of the shareholders should arise, the persons named in the accompanying form of proxy will exercise their discretionary authority to vote in accordance with their best judgment.

The Board of Directors does not support the Floor Proposals for many reasons, including without limitation, the following:

Chair and CEO Role. Mr. Goldstein serves as both the Chairman of the Board and the Chief Executive Officer of the Company. The Company believes this is appropriate in light of Mr. Goldstein’s significant experience and leadership roles with the Company, and his in-depth knowledge of consumer products and the Company’s management, marketplace, customers, marketing, sales and strategic vision. The Company further believes Mr. Goldstein’s effectiveness in promoting the Company’s products and forming new business relationships is significantly enhanced by his role as both Chairman of the Board and Chief Executive Officer.

Advance Notice of Proposals. Section 2.13 is the Company’s advance notice requirement regarding shareholder proposals. Most public companies have an advance notice bylaw provision. Such provisions allow for the thoughtful consideration and evaluation of all proposals and for the orderly conduct of shareholder meetings. The 120 day advance notice requirement contained in Section 2.13 is consistent with both the SEC’s rules for shareholder proposals and other advance notice bylaw provisions adopted by the vast majority of public companies. This time frame allows for appropriate deliberation by the Board consistent with its fiduciary duties and gives the Company time to consider possible inclusion of the proposal in its proxy materials. Given that such proxy materials must be prepared and delivered to shareholders, brokers and other street name holders well in advance of the annual meeting, the 120 day time frame is both common and appropriate.

Shareholder Nominations. Section 2.14 sets forth requirements for shareholder submissions of director candidates. Absent this provision, there is no formal process by which shareholders may require the Board to consider shareholder proposed candidates to potentially include them in the Company’s proxy materials. Historically, the Board has voluntarily taken shareholder suggestions into consideration. Like the advance notice provision, this formal process allows for appropriate deliberation by the Board consistent with its fiduciary duties and gives the Company time to consider possible inclusion of the nominee in its proxy materials.

Option Pricing Limitation. In response to shareholder proposals at the 2011 annual shareholder meeting, the Company voluntarily amended its equity plan to set exercise prices 20% above market value and to limit the total number of awards that may be granted to directors and officers. The Company believes that the proposed further adjustment is out of market and, among other things, puts the Company at a disadvantage with respect to recruiting talented leadership at the executive and director levels. Further, the Company believes that the amendment of a specific provision of a Company’s equity plan is not a proper shareholder purpose.

Special Committee to Shop the Company. Based on its experience in this marketplace and the Company’s belief that the Company is currently significantly undervalued, the Company does not believe it would be in the best interest of shareholders or the best use of capital, or management’s time and energy, to engage in an auction or other sale process at this time. Further, unless such a shareholder proposal is presented as precatory and non-binding, the Company believes such a proposal is not a proper subject for action by shareholders under the laws of the jurisdiction of the Company’s organization and would be an unlawful encroachment on the authority of the Board of Directors to manage the business and affairs of the Company.

The above Notice and Proxy Statement are sent by order of the Board of Directors.

/s/ Jeffrey R. Hinkle

Corporate Secretary

Denver, Colorado

May 13, 2013

APPENDIX A

COMPENSATION COMMITTEE CHARTER

SCOTT’S LIQUID GOLD-INC.

COMPENSATION COMMITTEE RESOLUTION

April 2011

RESOLVED, that the members of the Compensation Committee shall consist of at least two or more outside Directors of the Company as determined by the Board of Directors from time to time;

RESOLVED, that the Compensation Committee of the Board of Directors shall have the following authority and responsibilities:

1. To review the development of an executive compensation philosophy for the Company; and to obtain all relevant data and information to perform its functions, including the retention of outside consultants at the Company’s expense, if necessary;

2. To review all executive compensation proposals, including recommendations as to salaries, bonuses, determinations of stock grants under various stock plans and other executive benefits and perquisites;

3. To review the duties and responsibilities of the executive officers over time; and to recommend adjustments to compensation of executive officers up or down as appropriate;

4. To review the appropriate mix of variable versus fixed compensation for the Company’s executives and to make recommendations on this issue, as appropriate;

5. To review the Company’s bonus and other long-term incentive plans and to determine if procedures followed historically are the most effective; and

6. To consider, subject to approval by the whole Board of Directors and/or the shareholders where necessary and appropriate, any request or proposal for any loan by the Company to directors, officers or other insiders of the Company.

A-1

SCOTT’S LIQUID GOLD-INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M57783-P41088                    KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

SCOTT’S LIQUID GOLD-INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following nominees:
1. Election of Directors		☐	☐	☐
Nominees:
01) Mark E. Goldstein 02) Mark D. Goodman 03) Gerald J. Laber, CPA	04) Barry J. Levine 05) Philip A. Neri

The Board of Directors recommends you vote FOR the following proposal number 2:						For	Against	Abstain
2. An advisory vote to approve executive compensation (say-on-pay);						☐	☐	☐
The Board of Directors recommends you vote FOR a frequency of every three years on the following proposal number 3:					Every 3 Years	Every 2 Years	Every 1 Year	Abstain
3. An advisory vote on the frequency of say-on pay votes; and					☐	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal number 4:						For	Against	Abstain
4. A non-binding shareholder proposal to implement cumulative voting.						☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M57784-P41088

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 14, 2013

The enclosed proxy is solicited by and on behalf of the Board of Directors of Scott’s Liquid Gold-lnc, a Colorado corporation (the “Company”), for use at the Company’s Annual Meeting of Shareholders to be held at 9:00 a.m., Mountain Time, on Friday, June 14, 2013 at the Embassy Suites Hotel, 4444 North Havana Street, Denver, Colorado 80239, or any adjournment thereof. This Proxy Statement and the accompanying form of proxy are first being mailed or given to the shareholders of the Company on or about May 15, 2013.

Any shareholder signing and mailing the enclosed proxy may revoke it at any time before it is voted by giving written notice of the revocation to the Company’s Corporate Secretary, by voting in person at the meeting or by filing at the meeting a later executed proxy.

By signing the proxy, you revoke all prior proxies and appoint Mark E. Goldstein and Jeffrey R. Hinkle and each of them acting in the absence of the other, with full power of substitution, as your proxies to vote all the shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and any adjournment thereof.

If no choice is specified, the proxy will vote “FOR” Items 1 and 2, “FOR” a frequency of three years for Item 3, and “AGAINST” Item 4. The proxy may vote in his discretion on such other business as may properly come before the meeting or any adjournment thereof.

Continued and to be signed on reverse side